Exhibit 10(x)

LATER DATE AGREEMENT

TO: Janice Fields

The following states the terms of our Agreement regarding your separation from McDonald's. Your termination will be treated as a Covered Termination under the McDonald's Corporation Severance Plan. (This Agreement will be referred to as the “Later Date Agreement”). You will not be entitled to enter into this Later Date Agreement unless you have entered into, have not revoked, and have complied in all material respects with the First Agreement, and the First Agreement is in full force and effect. Further, in the event you sign and do not revoke the First Amendment, the First Agreement will remain in full force and effect whether or not you enter into this Later Date Agreement; the First Agreement will remain in full force and effect after you sign this Later Date Agreement or if you do not sign or revoke this Later Date Agreement.

TERMINATION DATE
Your date of termination was March 1, 2013; provided however, that the date of your “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) was December 31, 2012.

PAYMENTS
You will receive the following payments provided you have signed and not revoked this Later Date Agreement:

•	Fifty-two (52) weeks severance at your base salary as of the date of your separation from service payable to you in a lump sum on July 1, 2013.

•	Your base salary from January 1, 2013 through March 1, 2013, payable to you in a lump sum on July 1, 2013.

•	Eight (8) weeks severance pay at your base salary as of the date of your separation from service in lieu of sabbatical payable to you in a lump sum on July 1, 2013.

•	Accrued but unused vacation as of your termination date payable to you in a lump sum on July 1, 2013.
All other pay earned by you has been included in your severance pay. All payments to you, as set forth in this Later Date Agreement, will be issued in accordance with, and subject to any withholding required by all local, state, and federal laws.

TARGET INCENTIVE PLAN (TIP)
You will receive your 2013 Target Incentive Plan (TIP) payment on or about March 1, 2014. Your 2013 TIP will be pro-rated to your date of termination and administered consistent with the Target Incentive Plan documents. Your IPF for your 2013 TIP will be 100%.

TRANSITION ASSISTANCE
McDonald's agrees to provide you with up to Twelve (12) months of transition assistance to assist you in securing a new job. Payment for transition assistance will be made directly to the service provider. No payment will be made to you in lieu of utilization of transition assistance. Transition assistance will be provided by the firm of Challenger, Gray & Christmas, Inc. Transition assistance must be commenced by May 1, 2013.

STOCK OPTIONS
All stock option awards held by you at your termination date shall be treated in accordance with the terms of McDonald's Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan, as amended, any applicable stock option grant agreement and the prospectus, including the executive supplement, you received at the time of each award (collectively, the “Grant Materials”). Your stock options that have vested in accordance with the terms of the Grant Materials but have not yet become exercisable will continue to become exercisable pursuant to the original vesting schedule as if you remained an employee (or on the date of your death, if earlier). Notwithstanding anything to the contrary in this Later Date Agreement, for purposes of your stock options, your reason for Termination is Special Circumstances/Company Initiated Termination and your stock options will be treated in accordance with the applicable provisions of the Grant Materials. The chart below indicates when your options became or will become exercisable and the last day to exercise each of your option grants.

Grant Date(s)	Number of Options	Date(s) When Options Became or Will Become Exercisable	Last Date to Exercise (If the last date to exercise is a weekend or a US holiday, the last date will be the previous business day.)
2/11/2009	6,437	February 11, 2013	3/1/2016
2/10/2010	9,127	February 10, 2013	3/1/2016
2/10/2010	9.127	February 10, 2014	3/1/2016
2/9/2011	8,297	February 9, 2013	3/1/2016
2/9/2011	8,297	February 9, 2014	3/1/2016
2/9/2011	8,297	February 9, 2015	3/1/2016
2/8/2012	11,371	February 8, 2013	3/1/2016
2/8/2012	11,369	February 8, 2014	3/1/2016
2/8/2012	11,369	February 8, 2015	3/1/2016
2/8/2012	11,369	February 8, 2016	3/1/2016

RESTRICTED STOCK UNITS (RSUs)
Your outstanding RSUs will settle on the dates listed in the chart below (or on the date of your death, if sooner) based on McDonald's actual achievement of the applicable performance conditions. The foregoing will supersede any provisions to the contrary in the Grant Materials of the RSUs granted to you. The RSUs will be paid out in accordance with the terms of the applicable Grant Materials, in the form of shares of McDonald's stock (or cash in McDonald's sole discretion).

Grant Date	Number of RSUs Granted	Settlement Date
2/9/2011	4,742	2/9/2014
2/8/2012	3,899	2/8/2015

REFERENCE
We will provide the attached mutually agreed upon reference letter in response to any reference requests by parties outside McDonald's and McDonald's operators, provided that all reference requests are directed only to Steve Russell-US SVP, Chief People Officer, or his successor. McDonald's will not be responsible for references given by anyone other than Steve Russell, or his successor.

COOPERATION WITH McDONALD'S
You agree that you will reasonably cooperate with McDonald's in any pending or future investigations, charges, complaints, lawsuits or other claims in the event that McDonald's reasonably determines that you may have information or may be a witness relating to the investigation, charge, complaint, lawsuit or other claim.

GENERAL RELEASE
In exchange for the payments and benefits set forth in this Later Date Agreement, you are waiving and releasing all claims and causes of action you have or may have, known or unknown, suspected or unsuspected, accrued or unaccrued, fixed or contingent, against McDonald's, arising from or relating to acts or omissions from the date you signed the First Agreement in connection with your separation from service through the date you sign this Later Date Agreement. (“McDonald's,” as used in this release and throughout this Later Date Agreement, is defined in the final paragraph (SUCCESSORS; DEFINITION OF “McDONALD'S”) of this Later Date Agreement.)

You acknowledge that except as already provided in the First Agreement you have already released all claims against McDonald's arising from or related to the decision to terminate your employment with McDonald's, in your First Agreement with McDonald's, among other matters released in your First Agreement. That general release in your First Agreement will remain in full force and effect after you enter into this Later Date Agreement or if you do not enter into or revoke this Later Date Agreement.

The claims you are releasing include, but are not limited to, any and all claims and causes of action that, since the date you signed the First Agreement, McDonald's: (a) has discriminated against you on the basis of age (or any other claim or right arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. (“ADEA”)), race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, military status, citizenship status, genetic information, source of income, entitlement to benefits, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; (b) has violated its personnel policies, handbooks or any covenant of good faith and fair dealing or breached any written, oral or implied contract of employment between you and McDonald's; (c) has violated public policy or common law, including but not limited to claims for: personal injury; invasion of privacy; retaliatory or wrongful discharge; whistle blowing; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; (d) is in any way obligated for any reason to pay you damages, expenses, litigation costs (including attorneys' fees), wages, bonuses, commissions, disability, retirement or welfare benefits, vacation pay and sick pay, compensatory damages, penalties, liquidated damages, punitive damages, other payments, and/or interest; (e) has any obligations or owes any compensation or payments to you in connection with any ideas, information, inventions, processes, procedures, systems, methods, intellectual property or other materials that you may have developed, produced, created, designed, modified, improved, enhanced or revised during your employment with McDonald's or disclosed to McDonald's, including without limitation any trademarks, service marks, trade dress, copyrights, patents and/or trade secrets, (collectively referred to in this Later Date Agreement as “Materials”); and (f) has violated any other federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended in 1991 (“Title VII”), the Civil Rights Act of 1866, as amended (42 U.S.C. Section 1981), the Civil Rights Act of 1991, as amended (42 U.S.C. Section 1981a), the Americans with Disabilities Act, as amended (“ADA”), the Employee Retirement Income Security Act, as amended, the Family and Medical Leave Act, as amended, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Genetic Information Nondiscrimination Act (“GINA”), the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, and the Worker Adjustment and Retraining Notification Act (“WARN Act”), any state or federal consumer protection and/or trade practices act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Equal Wage Act, the Illinois Equal Pay Act of 2003, the Illinois Minimum Wage Law, the Illinois Worker Adjustment and Retraining Notification Act (“Illinois WARN Act”), the anti-retaliation provisions of the Illinois Workers Compensation Act, and the Illinois Whistleblower Act. YOU UNDERSTAND BY SIGNING THIS AGREEMENT, YOU ARE GIVING UP ALL CLAIMS AGAINST McDONALD'S arising from or relating to acts or omissions since the date you signed the First Agreement except as otherwise provided herein or in the First Agreement. You agree that this Later Date Agreement provides benefits to you that are above and beyond anything to which you are otherwise entitled.

The claims you are releasing include, but are not limited to, the continuing or future effects of any act or omission by McDonald's from the date you signed the First Agreement through the date of this Later Date Agreement, even if you are first affected or are first aware of the effect after the date you sign this Later Date Agreement. Without limiting the generality of the foregoing, the claims you are releasing include any claim that any future nonpayment or difference in amount, timing or duration of wages, salaries, bonuses, benefits (such as under the Profit Sharing and Savings Plan, Long Term Incentive Plans, Insurance Plans, TIP Plan, stock option and restricted stock unit plans, and Cash Performance Unit Plan) or other compensation is discriminatory under the ADEA, Title VII, the ADA and the Rehabilitation Act of 1973, all as amended or modified in operation by the Lilly Ledbetter Fair Pay Act of 2009, and all such claims under all federal, state and local law, as heretofore or hereafter amended or modified in operation.

Except as provided below and in the First Agreement, you have given up all claims against McDonald's and do not have a basis to sue McDonald's. If, despite this, you sue McDonald's in any forum or proceeding, you agree to pay all of McDonald's costs and litigation expenses (including but not limited to reasonable attorney's fees) in that suit. This is in addition to McDonald's right to other remedies in such a case. Excepted from this release and this promise is any action by you to enforce the terms of the First Agreement or this Later Date Agreement. In addition, excepted from this release and this promise is a good faith challenge by you to the validity of the release provision of the First Agreement or this Later Date Agreement under the ADEA. Also excluded from this Later Date Agreement are any claims or rights which cannot be waived by law, including without limitation the right to file a charge of discrimination with an administrative agency and the right to participate in an investigation or proceeding conducted by an administrative agency. You are waiving, however, your right to any monetary recovery or other relief in connection with such a charge filed by you or anyone else. You hereby assign to McDonald's all your right, title and interest in any monetary recovery or other relief obtained in any proceeding.

You are releasing and waiving all claims on behalf of yourself, your beneficiaries under any employee benefit plans or arrangements, executors, representatives, guardians ad litem, heirs, successors and assigns, and anyone acting for you or on your behalf.

Notwithstanding anything to the contrary herein, you are not releasing any claim to enforce the terms of the First Agreement or this Later Date Agreement.

RETURN OF McDONALD'S PROPERTY; DEDUCTIONS
FROM PAY FOR MONEY OWED TO McDONALD'S
You acknowledge that on or by your termination date you have returned to McDonald's all documents, manuals, office equipment, credit cards and other things belonging to McDonald's which you possessed or controlled. You authorize McDonald's to deduct from your paycheck or severance pay, any money owed McDonald's as a result of items which were not returned or for loans or advances you have received and which remain unpaid.

NON-DISPARAGEMENT AND LIMITATIONS ON PUBLICATIONS
You will not disrupt, interfere with, cause any disturbance to or disparage McDonald's business or, directly or indirectly, by any means or in any medium (including, without limitation, social media, such as blogging, tweeting and posting on social media sites), and whether in your own name, anonymously, using a pseudonym or otherwise, do, say, write, confirm or otherwise communicate or publish to any person or entity, by word, action, omission or otherwise, anything that could reasonably be expected to cast a bad light on McDonald's, its business or any of its current and former directors, officers, agents, suppliers, franchisees and employees (“McDonald's Related Persons”) in their capacities as such or disparage or cause damage to the reputation, brand, name, business, products and services of McDonald's or any McDonald's Related Persons. In the event that you communicate via social media about McDonald's or otherwise make public statements about McDonald's, you further agree that, your communications will clearly state or otherwise make clear that you are not employed by and do not represent McDonald's, and will be clearly identified as representing or otherwise make clear that they represent your personal views and not those of McDonald's. Should you have any question about whether something you plan to communicate comports with the provisions of this agreement, you will get the prior written consent of McDonald's General Counsel, Gloria Santona, or her successor before making such communication. Notwithstanding the foregoing, nothing herein shall prohibit you from making truthful statements when required by court order or other legal body having jurisdiction. You agree to provide McDonald's prompt notice of any such court order or request and give McDonald's an opportunity to move, quash or otherwise challenge such court order to the extent reasonably practicable.

Without limiting the generality of the foregoing, you further agree that, you shall not, for three (3) years following your termination date publish any articles or books about McDonald's, its business or any McDonald's-Related Person, or grant an interview to any representative of the public media about McDonald's, without the prior written consent of McDonald's General Counsel, Gloria Santona, or her successor.

NON-SOLICITATION OF EMPLOYEES; NON-INTERFERENCE
WITH BUSINESS RELATIONSHIPS; CONFIDENTIALITY OF
EMPLOYEE NAMES; NON DISTURBANCE
You further agree that for a period of two (2) years from your date of termination, you will not (a) directly or indirectly solicit for employment any “salaried” employee of McDonald's, whether employed at the corporate office or in the field (including the restaurants); (b) directly or indirectly induce any vendor, supplier, franchisee, consultant or independent contractor or partner of McDonald's to reduce or curtail its relationship with McDonald's; or (c) release names of any McDonald's “salaried” employees to recruiters, headhunters or employment agencies. If at any time during this two (2) year period you contemplate extending an offer of employment, either directly or indirectly, to a McDonald's “salaried” employee, you agree to contact the Executive Vice President of Human Resources, or his/her successor, for approval. You agree that you will not now or in the future disrupt, damage, impair or interfere with McDonald's business.

NON-COMPETE
You acknowledge that McDonald's is engaged in a highly competitive business and has a compelling business need and interest in preventing release or disclosure of its confidential, proprietary and trade secret information as defined in this Later Date Agreement. Moreover, you acknowledge that McDonald's has highly valuable, long-term and near permanent relationships with certain customers, suppliers, manufacturers, franchisees, employees and service organizations which McDonald's has a legitimate interest in protecting and that you, by virtue of your position with McDonald's, have had access to these customers, suppliers, manufacturers, franchisees, employees and service organizations as well as the confidential, proprietary and trade secret information. You further acknowledge that McDonald's has developed substantial good will at substantial expense and over a substantial time. Accordingly, you agree that during your employment and for a period of two (2) years after your termination date (March 1, 2013), you will not either directly or indirectly, alone or in conjunction with any other party or entity, in the United States, perform any services, work or consulting for one or more Competitive Companies. Competitive Companies shall mean any company in the ready-to-eat restaurant industry anywhere in the United States that exists today or may exist at any time during such two (2) year period. Examples of Competitive Companies include, but are not limited to: YUM Brands, Inc., (including but not limited to Taco Bell, Pizza Hut and Kentucky Fried Chicken), Burger King, Wendy's, Culver's, In-N-Out Burger, Sonic, Hardee's, Checker's, Arby's, Long John Silver's, Jack-in-the-Box, Popeye's Chicken, Chick-fil-A, Domino's Pizza, Chipotle, Q-doba, Panera Bread, Papa John's, Potbelly, Subway, Quiznos, Dunkin' Brands, Seven-Eleven, Tim Horton's, Starbucks, Jamba Juice, and their respective organizations, partnerships, ventures, sister companies, franchisees or any organization in which they have an interest. For the avoidance of doubt and without limiting the generality of the foregoing, Competitive Companies does not include food or food service companies that are not also in the ready-to eat restaurant industry, and also does not include restaurants or restaurant companies that are not in the ready-to-eat restaurant industry (by way of example and not limitation, restaurants or restaurant companies only in the sit-down service or fine dining industries). You agree to consult with Rich Floersch, EVP, Chief Human Resources Officer, or his successor, for clarification as to whether or not McDonald's views a prospective employer, consulting client or other business relationship of yours, in the ready-to-eat industry not listed above, as a competitor.

LICENSE TO RIGHT OF PUBLICITY
You hereby grant to McDonald's the irrevocable, worldwide right to use, publish, display, edit, modify and distribute materials bearing your name, voice, image, likeness, statements attributable to you or any other identifiable representation of you in connection with or related to your employment with McDonald's (collectively, “your Likeness”) in any form whatsoever now existing or developed in the future. You agree that all materials containing your Likeness are and shall remain the sole and exclusive property of McDonald's, and you hereby assign any proprietary right you may have in such materials to McDonald's. You hereby release and forever discharge McDonald's from any and all liability, claims and damages relating to the use of your Likeness and you waive any right you may have to inspect or approve the finished materials or any part or element thereof that incorporates your Likeness.

ASSIGNMENT OF INTELLECTUAL PROPERTY
You hereby assign to McDonald's all of your right, title and interest in and to any and all Confidential Information, works of authorship, inventions, ideas, improvements, discoveries, developments, designs, trademarks, trade names, service marks, logos and trade dress (collectively, “Intellectual Property”), and all proprietary and intellectual property rights with respect thereto (collectively, “Proprietary Rights”), whether or not patentable or registrable under trademark, copyright or other statutes, made or conceived or reduced to practice or learned by you as a result of your employment with McDonald's, either alone or jointly with others, during the period of your employment with McDonald's. You acknowledge that all original works of authorship which are made by you, solely or jointly with others, within the scope of your employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and that even if it should be determined that such works do not qualify as “works made for hire,” all of your right, title and interest thereto is nonetheless assigned to McDonald's by virtue of this Later Date Agreement. You recognize that this Later Date Agreement does not require assignment of: (i) any Intellectual Property which you made, conceived or learned prior to the commencement of your employment with McDonald's (which, to preclude any possible uncertainty, you have listed on Exhibit A attached hereto); or (ii) any Intellectual Property that you develop entirely on your own time without using McDonald's equipment, supplies, facilities, or trade secret information except for that Intellectual Property which either: (a) relates at the time of conception or reduction to practice to McDonald's business, or actual or demonstrably anticipated research or development of McDonald's; or (b) results from any work performed by you for McDonald's.

ENFORCEMENT OF PROPRIETARY RIGHTS
At McDonald's expense, you will reasonably assist McDonald's after your termination of employment to obtain and from time to time to enforce United States and foreign Proprietary Rights relating to Intellectual Property in any and all countries. To that end, you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as McDonald's may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.

TRADE SECRETS
You acknowledge that during your employment you have formulated, established and otherwise had access to and knowledge of McDonald's trade secrets and confidential business information, including but not limited to, special information about relationships and distributors, vendors, suppliers, manufacturers, franchisees, employees and customers, as well as special and confidential knowledge about McDonald's relating to pricing, business and financial affairs, advertising, marketing, sales, expansion plans, new store sites and strategies for McDonald's business, including various technical items and equipment used or contemplated for use in McDonald's business. You further acknowledge that the preservation of a continuing business relationship between McDonald's and its customers, franchisees, suppliers and manufacturers is of critical importance to the continued business success of McDonald's and that it is the policy of McDonald's to safeguard as confidential the identity and special needs of certain customers, franchisees, suppliers, manufacturers, representatives and key employees. In view of the foregoing, you agree that until such items and data become public through no act or omission by you or wrongful act or omission of any other person, you will not disclose to any person or entity or use for any purpose whatsoever any trade secrets or confidential information concerning the business, or any customer, representative, agent or employee of McDonald's that was obtained by you in the course of your employment with McDonald's. You further agree that upon separation from your employment, you will not take with you, but will leave with McDonald's, all records (including electronic data) and papers and all matters of whatever nature that contain secret or confidential information of McDonald's. For purposes of this Later Date Agreement, the terms “trade secrets” and “confidential information” include non-public processes, methods, techniques, systems, formulae, patents, models, devices, compilations, customer lists, financial information, development plans, supplier lists and any non-public information of whatever nature that gives to McDonald's an opportunity to obtain an advantage over competitors who do not know or use such information or data or any information that would be harmful to McDonald's if disclosed. Without limiting the generality of the foregoing, you further agree that you will not write, confirm or otherwise communicate or publish to any person or entity any of McDonald's trade secrets or confidential information, including, without limitation while using social media (e.g., blogging, tweeting, and postings on social networking sites).

Should you have any question about whether something you plan to communicate comports with the provisions of this Later Date Agreement, you will get the prior written consent of McDonald's General Counsel, Gloria Santona, or her successor prior to making such communication.

RECEIPT OF PAY AND BENEFITS TO DATE; NO RETALIATION
You acknowledge and agree that you have not applied for, nor are you eligible for, short term disability, long term disability, Worker's Compensation, or family and medical leave under applicable federal, state and local law, and you agree that you shall not apply or be eligible for them. You further agree that you have received all salary and benefits due to you to date, have not been denied the opportunity to take any family and medical leave which you have requested, and have not been retaliated against because you have sought any salary, benefits or leave or because you have opposed or reported any practice you believe is unlawful, provided any information or caused information to be provided, assisted in any investigation by any branch of federal, state or local government or by McDonald's, or have filed, caused to be filed, participated or assisted in any administrative or judicial proceedings to enforce your rights under any statute or law. All pay earned by you, including vacation pay, has been paid or is included in the amounts referred to in the Payments section above.

COMPLIANCE WITH OLDER WORKER BENEFIT PROTECTION ACT; KNOWING AND VOLUNTARY AGREEMENT AND RELEASE
You have participated in negotiating the terms of this Later Date Agreement, have read it and understand it fully. You acknowledge that you have been advised by this Later Date Agreement to consult with an attorney prior to executing this Later Date Agreement and that you have retained counsel in connection with the negotiation of this Later Date Agreement and in connection with your decision whether to enter into this Later Date Agreement. You further acknowledge that you have been given at least 21 days to consider the terms of this Later Date Agreement, that you have been able to use this period, or as much of this period as you desire, and that you are now executing this Later Date Agreement voluntarily with the express intention of making a binding legal agreement, including giving up all claims against McDonald's as provided herein. You forever waive any relief not explicitly set forth in this document.

REMEDIES FOR BREACH
Should you materially breach this Later Date Agreement, McDonald's shall be entitled to recover the entire value of any consideration you have received pursuant to this Later Date Agreement and shall be relieved of any obligation to pay further consideration. It is acknowledged that this is not a penalty but an agreed upon remedy that results from a failure of consideration upon a breach of the provisions of this Later Date Agreement.

ATTORNEY'S FEES; SAVINGS CLAUSE
You agree to pay all costs and attorneys' fees incurred by McDonald's in enforcing this Later Date Agreement should you materially violate any provision of it, without in any way limiting McDonald's right to recover damages and other legal and equitable relief. McDonald's agrees to pay all costs and attorneys' fees incurred by you in enforcing this Later Date Agreement should McDonald's materially violate any provision of it, without in any way limiting your right to recover damages and other legal and equitable relief. Should any provision of this Later Date Agreement be found void or unenforceable by any court of law, the remaining provisions shall continue in full force and effect.

ARBITRATION OF CERTAIN DISPUTES
All disputes, claims, and causes of action relating to, arising under or involving the interpretation or application of this Later Date Agreement, except any claims for temporary or permanent injunctive relief by McDonald's shall be resolved solely and exclusively by final, binding and confidential arbitration before a single arbitrator pursuant to the rules of the American Arbitration Association applicable to employment disputes. The only exception is that McDonald's or you may bring claims for temporary or permanent injunctive relief in court. The parties understand and agree that this paragraph waives their right to a jury trial on these claims. In any such arbitration, the waiver, release and covenant not to sue contained in this Later Date Agreement will be fully applicable and enforceable. Likewise, although you have released and have no basis for any claim relating to or arising from your employment or separation from employment with McDonald's, including but not limited to claims of discrimination or unlawful termination, any such claims shall be resolved solely and exclusively by the same arbitration procedure.

RIGHT TO REVOKE
This Later Date Agreement may be revoked by delivering a written notice of revocation to Carrie Reuter, McDonald's Corporation, 2915 Jorie Boulevard, Dept. 146, Oak Brook, Illinois 60523, no later than the close of business on the seventh day after you sign it. Revocations delivered by mail must be postmarked by the seventh day after signing this Later Date Agreement. Any revocation must be accompanied by repayment of all consideration already tendered under the terms of this Later Date Agreement.

Any revocation of this Later Date Agreement shall not affect the validity of the First Agreement, which shall remain in full force and effect, including but not limited to its general release in the event you signed and did not revoke it.

ENTIRE AGREEMENT
This Later Date Agreement, and the First Agreement (which will remain in full force and effect in the event you signed and did not revoke it whether or not this Later Date Agreement is signed) contain the full agreement between you and McDonald's and completely supersede any prior written or oral agreements or representations concerning the subject matter thereof, with the exception of McDonald's Directors and Officers Liability Insurance Program, McDonald's Standards of Business Conduct, McDonald's Corporation Severance Plan, the Amended and Restated 2001 Omnibus Stock Ownership Plan, including any award agreement under this plan, as well as the Global Prospectus, dated February 8, 2012. Any oral representation or modification concerning this Later Date Agreement or the First Agreement shall be of no force or effect.

SUCCESSORS; DEFINITION OF “McDONALD'S”
This Later Date Agreement shall be binding on you, your heirs, successors and assigns. “McDonald's” as used in this Later Date Agreement, includes McDonald's Corporation, McDonald's USA, LLC, all of their respective subsidiaries, affiliates and related entities and companies, and their current and former directors, officers, agents, employees, insurers and attorneys, and all employee benefit plans and arrangements and their administrators trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

/s/ Janice Fields	April 26, 2013
Janice Fields	Date

/s/ Richard Floersch	May 15, 2013
McDonald's	Date